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                                                                   Exhibit 10(m)
                                                                   -------------

                        DEFERRED COMPENSATION AGREEMENT

This Agreement dated December 22, 1994, is between H. B. Fuller Company, a Minnesota corporation (the "Company") and Walter Kissling, a citizen of Costa Rica and as of the date hereof, the President and Chief Operating Officer of the Company ("Kissling").

          WHEREAS, both Kissling and the Company wish to enter an agreement whereby Kissling shall defer receipt of certain compensation not yet earned to a date after his expatriate assignment in the united States has ended; and

          WHEREAS, both Company and Kissling have agreed on an interest rate to reflect the time value of money;

          WHEREAS, it is the intention of the Company to establish an irrevocable grantor trust of the type commonly referred to as a "rabbi trust" to assist the Company in meeting its obligations under this Agreement;

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, Company and Kissling hereby agree to the following deferred compensation arrangement:

                     ARTICLE 1. DEFERRED COMPENSATION ACCOUNT
                     ----------------------------------------

          1.1. Compensation Period; Duration. The "Compensation Period" covered by this Agreement from which compensation is deferred begins January 1, 1995, and ends September 30, 1997. This Agreement shall remain in effect through the Payment Date. Kissling, by giving written notice prior to December 1 of any year, may terminate this Agreement to defer compensation earned after December 31 of the calendar year in which notice is given. Such notice shall have no effect on the Payment Date for amounts otherwise deferred under this Agreement.

          1.2. Establishment of Account. The Company shall establish an account ("Account") for Kissling which shall be utilized solely as a device to measure and determine the amount of deferred compensation to be paid under this Agreement.

          1.3. Property of Company. Any amounts so set aside for benefits payable under this Agreement are the property of the Company, except, and to the extent, of any assignment of such assets to an irrevocable grantor trust of the type commonly referred to as a "rabbi trust".

          1.4. Amount of Base Salary and Bonus Deferred. Kissling elects to defer from his aggregate base salary for each calendar year and from any bonus payable in a calendar year during the Compensation Period a portion attributable to Kissling's actual work days

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outside of the US during such calendar year (hereafter referred to as the
"Foreign Income Deferral"). In no event shall the Foreign Base Income exceed 35% of Kissling's base salary. In the event that the Foreign Income Deferral is less than 35% of Kissling's base salary, then Kissling elects to defer an additional amount each calendar year equal to the difference between his Foreign Income Deferral and 35% of his aggregate base salary and bonus for such calendar year (hereinafter referred to as his "US Income Deferral"). Each pay date the Company shall contribute to the trust established under this Agreement 35% of Kissling's base salary or bonus which would have been paid on such date but for this election. The Company shall determine at the end of each calendar year the portion of the deferral constituting Foreign Income Deferral and US Income Deferral. The trustee or the Company shall maintain at all times a separate accounting of the amounts attributable to such deferrals and any interest credited with respect to such amounts.

          1.5. Interest Rate. Prior to the distribution of the Account balance, on the last day of each month, the Company will post to the Account interest on the Account balance (including previously accrued interest) equal to Wall Street Prime plus one percent.


                  ARTICLE 2.  DISTRIBUTION OF ACCOUNT BALANCE
                  -------------------------------------------

          2.1. Payment of Account Balance. The entire Account balance shall be paid by the Company to Kissling, or in the event of Kissling's death to Kissling's beneficiary, on the earlier of: (i) June 30 of the year immediately following the date on which Kissling first ceases to be a US resident for US income tax purposes, (ii) sixty days following the death of Kissling, or (iii) January 10, 2001. The earlier of these dates shall be referred to herein as the "Payment Date."

          2.2. Designation of Beneficiary. Kissling shall have the right to designate primary and contingent beneficiaries to receive payment of the Account balance under this Agreement in the event of his death. A beneficiary designation by Kissling shall be in writing on a form acceptable to the Company and shall only be effective upon delivery to the Company. A beneficiary designation may be revoked by Kissling at any time by delivering to the Company either written notice of revocation or a new beneficiary designation form. The beneficiary designation form last delivered to the Company prior to the death of Kissling shall control.

          2.3. Hardships. Upon the application of Kissling, the Compensation Committee of the Board of Directors of the Company may permit Kissling to terminate future deferrals of Compensation or to withdraw his Account balance. Kissling must give a written petition of the termination of his deferral election at least fifteen days prior to the next semi-monthly (for base salary) or single sum (for bonuses) deferrals. Kissling must give a written petition of the intent to withdraw the Account balance at least sixty days (or shorter time as permitted by the Company) prior to the date of withdrawal. No termination or withdrawal shall be made under the provisions of this section 2.3 except for the purpose of enabling Kissling to meet immediate needs created by a financial hardship

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for which Kissling does not have other reasonably available sources of funds as determined by the Company. No termination or withdrawal shall be made under the provisions of this section 2.3 except for the purpose of enabling Kissling to meet immediate needs created by an "unforeseeable emergency," and then only to the extent the Compensation Committee of the Board of Directors determines the amount to be withdrawn does not exceed the amount necessary to meet the emergency. An "unforseeable emergency" is a severe financial hardship to Kissling resulting from the sudden and unexpected illness or accident of Kissling or a dependent (as defined in Section 152(a) of the Internal Revenue
Code) of Kissling, loss of Kissling's property due to casualty, or similar extraordinary and unforeseeable circumstance arising as a result of events beyond Kissling's control. A withdrawal under this section 2.3 shall not be permitted to the extent Kissling's hardship is or may be relieved:

     (a) through reimbursement or compensation by insurance or otherwise;

     (b) by liquidation of Kissling's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

     (c) by termination of Kissling's deferral of compensation pursuant to this Agreement.


                               ARTICLE 3. FUNDING
                               ------------------

     3.1. Source of Benefits. All benefits under this Agreement shall be paid pursuant to Section 2.1 hereof out of Company assets, or from a trust of the type commonly referred to as a "rabbi trust".

     3.2. No Claim on Specific Assets. The Company shall make advance provisions for payment of its obligations under this Agreement, any amount so set aside, in trust or otherwise, shall nonetheless remain the exclusive property of the Company and shall in no event be deemed to constitute a segregated fund for the benefit of Kissling. Kissling shall not be deemed to have, by virtue of this Agreement, any claim on any specific assets of the Company such that Kissling would be subject to income taxation on his benefits under this Agreement prior to distribution. The rights of Kissling and his beneficiaries to benefits to which they are otherwise entitled under this Agreement shall be those of an unsecured general creditor of the Company, this agreement constituting a mere promise by the Company to make the benefit payment in the future.


                           ARTICLE 4.  MISCELLANEOUS
                           -------------------------

     4.1. Amendments. No amendment to this Agreement shall become effective unless and until the Compensation Committee of the Board of Directors shall approve of such amendment and the Company and Kissling shall agree in writing to such amendment.

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     4.2. No Guarantee of Employment.  This Agreement shall not be deemed to be a contract of employment between the Company and Kissling.

     4.3. Non-Alienation. The rights of Kissling and his beneficiaries to receive payments under this Agreement are not subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment or garnishment by the creditors of Kissling or his beneficiaries.

     4.4. Indemnification. The Company agrees to indemnify and hold Kissling harmless from (i) any and all federal and/or state income and payroll taxes which may become due and payable relating to the Account balance, either before or following distribution of the Account balance, and (ii) foreign income taxes relating to the Account balance which Kissling is required to pay which would not have otherwise been payable by Kissling but for this Agreement. If Kissling should die while on expatriate assignment with the Company in the United States and after giving effect to any liabilities of Kissling's estate, Kissling's estate becomes subject to United States estate or gift taxes as a result of the Account balance, the Company will indemnify and hold Kissling's estate harmless from such estate or gift tax liability.

     4.5. Change in Control. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence of a Change in Control of the Company, the Account balance shall automatically and simultaneously, without any further action, determination or notice of any kind, be credited with interest as ascribed under Section 1.6 hereof, and the aggregate Account balance shall be paid immediately by the Company to Kissling or, in the event of Kissling's death to Kissling's beneficiary, in a single sum. If a Change in Control of the Company occurs, the entitlement of Kissling to receive such sum from the Company shall be valid and enforceable by Kissling in any state or federal court having jurisdiction thereof.

     4.6. Definitions Relating to Change in Control. Whenever used in Section 4.5, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined term is intended, the term is capitalized.

          4.6.1.  Change in Control.   "Change in Control" shall mean the
     occurrence of any one of the following:

              (1) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; or

              (2) the public announcement (which, for the purposes of this definition, shall include, without limitation, a report filed pursuant to

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          Section 13(d) of the Exchange Act) by the Company or any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities; or

              (3) the Continuing Directors cease to constitute a majority of the Company's Board of Directors; or

              (4) the shareholders of the Company approve (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (C) any plan of liquidation or dissolution of the Company; or

              (5) the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company;

     provided, however, that within ten business days following the date of the Change in Control, a majority of the Continuing Directors, if any, determines that there shall be no acceleration of vesting with respect to such Change in Control, then the acceleration provisions will not apply.

          4.6.2. Continuing Director "Continuing Director" shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or any such Affiliate or Associate, and who (A) was a member of the Board of Directors on the date of this Agreement as first written above or (B) subsequently becomes a member of the Board of Directors, if such person's initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this sub-paragraph (e), "Acquiring Person" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities, but

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     shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of the Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan, Elmer L. Andersen, alone or together with any of his Affiliates, or Anthony L. Andersen, alone or together with any of his Affiliates; and "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

     4.7 Funding. The Company's obligations under this Agreement are intended to be "unfunded" for purposes of the Internal Revenue Code and Title I of ERISA. However, nothing herein shall prevent the Company, in its sole discretion, from establishing a trust, of the type commonly referred to as a "rabbi trust" to assist the Company in meeting its obligations under this Agreement.

     4.8. Claims Procedure. The Company shall notify Kissling in writing within ninety (90) days of the Participant's written application for benefits of his eligibility or noneligibility for benefits under this Agreement. If the Company determines that Kissling is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provision of this Agreement on which the denial is based, (c) a description of any additional information or material necessary for Kissling to perfect his claim, and a description of why it is needed, and (d) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if Kissling wishes to have his claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify Kissling of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If Kissling is determined by the Company to be not eligible for benefits, or if Kissling believes that he is entitled to greater or different benefits, he shall have the opportunity to have his claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt by him of the notice issued by the Company. Said petition shall state the specific reasons Kissling believes he is entitled to benefits or greater or different benefits. Within sixty (60) days after receipt by the Company of said petition, the Company shall afford Kissling (and his counsel, if any) an opportunity to present his position to the Company orally or in writing, and Kissling (or his counsel) shall have the right to review the pertinent documents, and the Company shall notify Kissling of its decision in writing within said sixty (60) day period, stating specifically the basis of said decision written in a manner calculated to be understood by Kissling and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Company, but notice of this deferral shall be given to Kissling.

     4.9. Captions. Article and section headings and captions are provided for purpose of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of this Agreement.

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     4.10.  Applicable Law.  This Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.


     IN WITNESS WHEREOF, the Company and Kissling have executed this Agreement as of the 22nd day of December, 1994.

                              H.B. FULLER COMPANY

                              By: /s/ Richard C. Baker
                                  -----------------------------------
                                  Vice President, Assistant Secretary
                              Its:  and General Counsel
                                    ---------------------------------



                                 /s/ Walter Kissling
                               ---------------------
                               Walter Kissling

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